UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2017

Assurant, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-31978

DE	39-1126612
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

28 Liberty Street, 41st Floor

New York, New York 10005

(Address of principal executive offices, including zip code)

(212) 859-7000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Item 7.01 Regulation	FD Disclosure.

Assurant, Inc. (“Assurant” or the “Company”) announced today that it expects to record between $287 million – $293 million pre-tax, or $187 million - $191 million after-tax, of reportable catastrophes related to Hurricanes Harvey, Irma and Maria for third quarter 2017. The Company’s reportable catastrophes include individual catastrophic events that generate losses in excess of $5 million, pre-tax and net of reinsurance.

Below is a table summarizing the expected losses from Hurricane Harvey, Irma and Maria:

Event	Assurant 3Q17 reportable catastrophes¹ (Pre-tax - $M)
Hurricane Harvey	$127-$129
Hurricane Irma²	$137-$139
Hurricane Maria²	$23-$25

[1]	Represents catastrophe losses net of reinsurance and client profit sharing adjustments and including reinstatement and other premiums.
²	Hurricanes Irma and Maria losses include the $17.5 million of Caribbean reinsurance retention.

Hurricane Harvey losses were primarily in the state of Texas and were driven by flooding, while wind was a secondary contributor. As a result of the significant flooding in Texas, total expected losses of $127 million - $129 million include $7 million - $9 million, net of client profit sharing adjustments, primarily related to vehicle protection products in Global Lifestyle with the balance in Global Housing. Hurricane Irma losses were driven by wind, primarily in Florida and the Caribbean.

Hurricane Maria was the third major hurricane of the year in the Atlantic and losses were driven by heavy wind and water damage to the islands of Puerto Rico, US Virgin Islands, and Dominica between September 18 through 21, 2017. The Company expects gross losses will exceed the retention for its Caribbean Reinsurance Program of $17.5 million pre-tax but likely remain within the Caribbean program limit of $170 million based on current estimates. The Company will update estimates, as more information from Puerto Rico becomes available.

Following Hurricane Maria, the Company secured additional Caribbean reinsurance covering $27.5 million in excess of our $17.5 million retention at a cost of $4.4 million pre-tax to replace coverage exhausted by Hurricanes Irma and Maria.

In addition, on September 19, 2017, there was a 7.1 magnitude earthquake that struck south central Mexico. The Latin America reinsurance program covers losses up to $183.5 million in excess of a $7 million retention. The Company expects approximately $4 million pre-tax loss related to this event for third quarter 2017. This does not meet the Company’s $5 million, pre-tax threshold for reportable catastrophe losses, but will be included in third quarter 2017 financial results and increase non-catastrophe losses.

The Company will report third quarter 2017 results on November 2, 2017.

CAUTIONARY STATEMENT — Some of the statements included in this Form 8-K, particularly estimated reportable catastrophe losses and their expected impact on the Company’s catastrophe reinsurance program (including program limits) as well as estimated non-catastrophe losses, may constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s best estimates, assumptions and projections and are subject to significant uncertainties. Actual results may differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this Form 8-K as a result of new information or future events or developments. For a detailed discussion of the general risk factors that could affect the Company’s results, please refer to the risk factors identified in the Company’s annual and periodic reports as filed with the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Assurant, Inc.

Date: October 10, 2017	By:	/s/ Bart R. Schwartz
Bart R. Schwartz
Executive Vice President, Chief Legal Officer and Secretary